BROWN SHOE REPORTS FIRST QUARTER FINANCIAL RESULTS

ST. LOUIS, MISSOURI, May 27, 2009 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the first quarter of fiscal 2009 ended May 2, 2009.

First Quarter 2009 Results
•	Net sales were $538.7 million, a decrease of 2.8 percent compared to $554.5 million in the year ago quarter;
•
Net loss attributable to Brown Shoe Company, Inc. (hereafter “net loss”) was $7.6 million, or $0.18 per diluted share, inclusive of information technology initiatives costs of $0.04 per diluted share.  This compares to net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings”) in the first quarter of 2008 of $7.2 million, or $0.17 per diluted share, which included a net gain of $0.12 per diluted share from insurance recoveries, net of associated fees and costs, related to environmental remediation, partially offset by costs from the Company’s headquarters consolidation initiatives;

•	Cash and cash equivalents totaled $46.1 million at quarter-end;
•	Debt, net of cash and cash equivalents, was reduced by $32.7 million from the end of fiscal 2008; and
•
Average inventory per store at quarter-end was down 5.1 percent at Famous Footwear versus the prior year period and down 5.6 percent, on a constant dollar basis, at the Company’s North American Specialty Retail stores.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “As anticipated, the consumer spending environment remained challenging in the first quarter, which negatively impacted our sales and profitability.  During the quarter, we were successful in advancing our key priorities that focused on managing expenses, inventory, working capital and debt, while maximizing opportunities within our largest businesses of Famous Footwear, Naturalizer, and Dr. Scholl’s.  As a result, our sales and operating performance were slightly better than our expectations, we generated positive cash flow, and we lowered our net borrowings by more than $30 million from the end of last year.”

Fromm concluded, “While sentiment in the industry may have improved some since last quarter, visibility remains difficult, so we will continue to manage our business with discipline, focusing on expense, capital, and balance sheet management.  In keeping with this objective, we have decreased our Famous Footwear store opening plan for 2009 and we now expect net openings to be flat to down 15 in  2009 (open 55 and close 55 to 70).  Additionally, we are planning net store closings of approximately 30 stores per year in 2010 and 2011.  We expect sequential improvement of operating results in the second quarter, resulting in a narrower loss than in the first quarter, and that our efforts to manage expenses will enable us to generate positive net earnings for the full-year.”

Consolidated Results for First Quarter 2009:
•
Net sales were $538.7 million, a decrease of 2.8 percent compared to $554.5 million in the first quarter of 2008.  Famous Footwear net sales were $317.6 million, a decline of 0.4 percent from the first quarter of last year, as same-store sales declined 4.9 percent in the quarter, partially offset by operating 66 more stores.  Net sales at the Company’s wholesale division decreased by 5.0 percent in the quarter versus the same period last year, with net sales of Naturalizer increasing by 0.6 percent versus the same period last year and Dr. Scholl’s decreasing by 5.1 percent;

•
Gross margin rate in the first quarter decreased 40 basis points to 38.6 percent of net sales from 39.0 percent of net sales in the first quarter of 2008, driven by the continued promotional environment at retail as well as a greater mix of mid-tier channel sales versus department stores sales;

•
Selling and administrative expenses in the first quarter increased by $1.6 million to $212.8 million, or 39.4 percent of net sales, versus $211.2 million, or 38.1 percent of net sales, in the same period last year. The year-over-year change was primarily related to the impact of operating 69 more North American stores as well as the consolidation of Edelman Shoe, Inc., offset partially by expense reductions across the Company;

•
Net restructuring and other special charges (recoveries) increased the Company’s operating loss by $2.6 million in the first quarter of 2009 and increased operating earnings in the year-earlier period by $8.4 million.  Charges in 2009 include costs related to implementing a new information technology platform, while the net benefit in 2008 reflects net insurance recoveries related to environmental remediation, partially offset by costs related to the Company’s headquarters consolidation initiatives;

•	As a result, the Company generated an operating loss in the quarter of $7.2 million versus operating earnings of $13.6 million in the first quarter of 2008;
•	Net interest expense in the quarter increased $1.3 million to $5.1 million versus $3.8 million in the first quarter of 2008 due to increased borrowings on the Company’s revolving credit facility;
•	The Company recognized a $5.2 million income tax benefit in the quarter due to its loss in the quarter;
•
Net loss was $7.6 million, or $0.18 per diluted share, versus net earnings of $7.2 million, or $0.17 per diluted share, in the year-ago quarter.  First quarter 2009 net loss included costs, net of a tax benefit, of $1.7 million, or $0.04 per diluted share, related to the Company’s information technology initiatives.  First quarter  2008 net earnings included costs, net of tax, of $1.1 million, or $0.03 per diluted share related to its headquarters consolidation, offset by net recoveries of $6.2 million, net of tax, or $0.15 per diluted share, for insurance recoveries, net of associated fees and costs, related to environmental remediation;

•
Inventory at quarter-end was $408.5 million, as compared to $403.6 million at the end of the first quarter of 2008.  The year-over-year inventory increase was due primarily to operating 69 more North American stores and the consolidation of Edelman Shoe, Inc.  Average inventory on a per store basis at Famous Footwear was down 5.1 percent in the quarter and average inventory per store at the Company’s North American Specialty Retail stores was down 5.6 percent, on a constant dollar basis, as compared to first quarter-end last year;

•
At quarter-end, the Company’s borrowings against its revolving credit facility were $39.0 million versus no borrowings in the year-earlier period and $112.5 million at the end of fiscal 2008. Cash and cash equivalents at quarter-end were $46.1 million versus $63.2 million at first quarter-end last year and $86.9 million at the end of fiscal 2008.

Dividend
The Company’s Board of Directors has declared a quarterly dividend of $0.07 per diluted share, payable July 1, 2009 to shareholders of record on June 19, 2009.  This dividend will be the 346th consecutive quarterly dividend paid by the Company.

Outlook
Based on first quarter results and the current outlook, the Company expects the following for fiscal 2009:
•	Net sales in the range of $2.2 billion to $2.3 billion;
•	Famous Footwear plans to open 55 new stores in 2009 while closing 55 to 70 stores. Famous Footwear same-store sales are expected to decline mid-single digits for the year;
•
For its wholesale division, the Company expects a high-single digit decline of its existing brands and private label business, partially offset by growth in its new brands and channels of distribution;

•	Selling and administrative expenses in the range of 38.8 to 39.2 percent for the full-year, which includes costs of $8 million to $9 million, related to its information technology initiatives;
•	Depreciation and amortization of capitalized software and intangible assets is expected to total $53 million to $55 million for the full-year;
•	Net interest expense should approximate $21 million to $22 million, driven by increased periodic year-over-year borrowings and higher unused fees on its recently renewed revolving credit facility;
•
The Company expects to generate a tax benefit in fiscal 2009. Its consolidated effective tax rate is heavily dependent on geographic earnings (mix of foreign and domestic earnings).  The Company has provided taxes in the first quarter based on its best estimate of the annual effective tax rate;

•	Purchases of property and equipment and capitalized software are targeted in the range of $55 million to $60 million;
•
The Company expects to generate a net loss in the second quarter, though narrower than in the first quarter on slightly lower net sales.  Additionally, it expects to generate both positive operating earnings (earnings before interest and tax) and positive net earnings in 2009 (on a GAAP and non-GAAP basis).

Participation in Investor Conference
The Company will be presenting at the Piper Jaffrey 29th Annual Consumer Conference, held at the Westin New York at Times Square on Wednesday, June 10, at 2:15 p.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, and Mark Hood, Chief Financial Officer, will host the presentation. The presentation, including the question and answer portion, will be webcast live at www.brownshoe.com/investor.

Definitions
Consistent with SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net (loss) earnings attributable to Brown Shoe Company, Inc. and diluted (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net (loss) earnings and (loss) earnings per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call
A conference call to discuss first quarter 2009 results will be held this morning at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (ii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iii) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (iv) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure/exit leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; and (xii) the Company’s ability to successfully execute its international growth strategy.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer Shoes.com. Through its Wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Via Spiga, and Sam Edelman.  Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:                                                                        For media:
Ken Golden                                                                           Erin Conroy
Brown Shoe Company, Inc.                                                Brown Shoe Company, Inc.
kgolden@brownshoe.com                                                  econroy@brownshoe.com
314-854-4134                                                                          212-324-4515

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
	Thirteen Weeks Ended

(Thousands, except per share data)	May 2, 2009	May 3, 2008

Net sales	$538,740	$554,491
Cost of goods sold	330,576	338,029

Gross profit	208,164	216,462
– % of Net Sales	38.6%	39.0%

Selling and administrative expenses	212,717	211,175
– % of Net Sales	39.4%	38.1%

Restructuring and other special charges (recoveries), net	2,614	(8,387)

Equity in net loss of nonconsolidated affiliate	–	114

Operating (loss) earnings	(7,167)	13,560

Interest expense, net	(5,106)	(3,758)

(Loss) earnings before income taxes	(12,273)	9,802

Income tax benefit (provision)	5,202	(2,980)

Net (loss) earnings	$(7,071)	$6,822
Less: Net earnings (loss) attributable to noncontrolling interests	532	(373)

Net (loss) earnings attributable to Brown Shoe Company, Inc.	$(7,603)	$7,195

Basic (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$(0.18)	$0.17

Diluted (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$(0.18)	$0.17

Basic number of shares	41,566	41,463
Diluted number of shares	41,566	41,675

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	May 2, 2009	May 3, 2008	January 31, 2009
ASSETS

Cash and cash equivalents	$46,121	$63,197	$86,900
Receivables	68,134	74,227	84,252
Inventories	408,459	403,606	466,002
Prepaid expenses and other current assets	46,853	44,861	44,289
Total current assets	569,567	585,891	681,443

Other assets	106,038	96,762	103,137
Investment in nonconsolidated affiliate	–	6,526	–
Goodwill and intangible assets, net	82,306	215,495	84,000
Property and equipment, net	155,864	145,178	157,451
Total assets	$913,775	$1,049,852	$1,026,031

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$39,000	$–	$112,500
Trade accounts payable	133,000	134,592	152,339
Accrued expenses	126,521	117,806	137,307
Total current liabilities	298,521	252,398	402,146

Long-term debt	150,000	150,000	150,000
Deferred rent	41,864	41,337	41,714
Other liabilities	30,251	43,667	29,957

Total Brown Shoe Company, Inc. shareholders’ equity	384,497	560,736	394,104
Noncontrolling interests	8,642	1,714	8,110
Total equity	393,139	562,450	402,214
Total liabilities and equity	$913,775	$1,049,852	$1,026,031

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
(Thousands)	May 2, 2009	May 3, 2008

OPERATING ACTIVITIES:
Net (loss) earnings	$(7,071)	$6,822
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	8,623	9,206
Amortization of capitalized software	1,845	2,059
Amortization of intangibles	1,694	1,711
Amortization of debt issuance costs	549	370
Share-based compensation expense (income)	1,373	(57)
Loss on disposal of facilities and equipment	117	163
Impairment charges for facilities and equipment	1,590	410
Deferred rent	150	(78)
Deferred income taxes	–	(147)
Provision for doubtful accounts	308	25
Foreign currency transaction (gains) losses	(12)	39
Undistributed loss of nonconsolidated affiliate	–	114
Changes in operating assets and liabilities:
Receivables	15,809	42,610
Inventories	57,962	31,690
Prepaid expenses and other current assets	(2,300)	(20,230)
Trade accounts payable	(19,372)	(38,310)
Accrued expenses	(10,891)	2,425
Other, net	(923)	(2,531)
Net cash provided by operating activities	49,451	36,291

INVESTING ACTIVITIES:
Purchases of property and equipment	(8,559)	(13,213)
Capitalized software	(4,783)	(1,391)
Net cash used for investing activities	(13,342)	(14,604)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	168,400	135,500
Repayments under revolving credit agreement	(241,900)	(150,500)
Proceeds from stock options exercised	–	178
Tax (expense) benefit related to share-based plans	(57)	87
Dividends paid	(3,004)	(2,963)
Net cash used for financing activities	(76,561)	(17,698)

Effect of exchange rate changes on cash	(327)	(593)

(Decrease) increase in cash and cash equivalents	(40,779)	3,396

Cash and cash equivalents at beginning of period	86,900	59,801

Cash and cash equivalents at end of period	$46,121	$63,197

 SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net (Loss) Earnings Attributable to Brown Shoe Company, Inc. (GAAP Basis) to Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc. (Non-GAAP)

The following is a reconciliation of the Company’s first quarter GAAP Net (Loss) Earnings Attributable to Brown Shoe Company, Inc. to Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.:

	1st Quarter 2009		1st Quarter 2008
(Thousands, except per share data)	Net (Loss) Earnings	Diluted (Loss) Earnings Per Share	Net (Loss) Earnings	Diluted (Loss) Earnings Per Share

GAAP Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	$ (7,603)	$ (0.18)	$ 7,195	$ 0.17

Charges / Other Items:
Insurance recoveries, net	-	-	(6,210)	(0.15)

Headquarters consolidation	-	-	1,087	0.03

IT initiatives	1,683	0.04	-	-

Total Charges / Other Items	1,683	0.04	(5,123)	(0.12)

Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	$ (5,920)	$ (0.14)	$ 2,072	$ 0.05

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale		Specialty Retail
($ millions)	1st Quarter 2009	1st Quarter 2008	1st Quarter 2009	1st Quarter 2008	1st Quarter 2009	1st Quarter 2008

Net Sales	$317.6	$318.8	$168.8	$177.7	$52.4	$58.0

Gross Profit	$136.5	$137.0	$49.4	$54.1	$22.3	$25.3

Gross Profit Rate	43.0%	43.0%	29.3%	30.5%	42.5%	43.7%

Operating (Loss) Earnings	$3.0	$7.6	$5.9	$8.7	$(6.2)	$(4.7)

Operating (Loss) Earnings %	1.0%	2.4%	3.5%	4.9%	(11.9)%	(8.0)%

Same-store Sales %	(4.9)%	(7.3)%	-	-	(6.1)%	(5.8)%

Number of Stores	1,166	1,100	-	-	299	291